Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT: Rob Campbell
November 12, 2009 at 1:05 p.m. PT	Nordstrom, Inc.
(206) 303-3290

MEDIA CONTACT: Colin Johnson
Nordstrom, Inc.
(206) 373-3036
NORDSTROM REPORTS THIRD QUARTER 2009 EARNINGS
     SEATTLE, Wash. (November 12, 2009) — Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $83 million, or $0.38 per diluted share, for the third quarter ended October 31, 2009. For the same quarter last year, Nordstrom reported net earnings of $71 million, or $0.33 per diluted share.
     Third quarter same-store sales decreased 1.2 percent compared with the same period in fiscal 2008. Net sales in the third quarter were $1.87 billion, an increase of 3.5 percent compared with net sales of $1.80 billion during the same period in fiscal 2008.
Third Quarter Summary
     Performance during the third quarter exceeded the internal sales and earnings plans for the company. Although there is continued uncertainty around consumer spending, the company experienced an improving trend in same-store sales in each month of the quarter while effectively managing inventory and expenses.
•	Full-line same-store sales in the third quarter decreased 4.2 percent and sales for Nordstrom Direct increased 16.4 percent compared with the same period in fiscal 2008. A number of the company’s merchandise categories generated positive same-store sales during the quarter. Highlights for full-line stores and Nordstrom Direct combined included Fashion Jewelry, Women’s Better Apparel and Shoes. The Mid-Atlantic and the South regions were the top-performing geographic areas for full-line stores relative to the third quarter of 2008, while the Mid-Atlantic and Northeast regions achieved the largest sequential improvements over the second quarter of 2009. During the third quarter, the company opened one Nordstrom full-line store in Cincinnati.

•	Nordstrom Rack had positive performance with a same-store sales increase of 3.0 percent in the third quarter compared with the same period in fiscal 2008. This is the third consecutive quarter of positive same-store sales results. During the third quarter, the company opened six Nordstrom Rack stores.

•	Gross profit, as a percentage of net sales, increased approximately 90 basis points compared with last year’s third quarter. The improvement in merchandise margin, as a percentage of net sales, was partially offset by the impact of an increase in performance-related expense included in buying and occupancy costs. The company continued to carefully manage inventory levels, with quarter-end inventory per square foot declining 10.7% from the same period in the prior year. At the same time, the company had better-than-expected sales improvement, with sales per square foot declining 1.2% for the quarter. The company believes it is well positioned to have a solid flow of fresh merchandise throughout the holiday season.

•	Retail selling, general and administrative expenses increased $10 million compared with last year’s third quarter. While fixed expenses decreased, they were more than offset by an increase in performance-related expense due to higher than planned sales and earnings results. Retail selling, general and administrative expenses also were impacted by an additional $12 million from stores opened since the third quarter of 2008. The company opened 4 full-line stores and 13 Nordstrom Rack stores since the third quarter of 2008, increasing retail square footage by 1.0 million, or 4.5 percent.

•	Credit selling, general and administrative expenses increased $4 million compared with last year’s third quarter. Based on current credit trends, the company increased its reserve for bad debt by $6 million. This was partially offset by $2 million in improvements in Operational and Marketing expenses.
Capital Investment and Expansion Update
     The company’s capital expenditures, net of property incentives, are expected to total between $325 and $375 million in fiscal year 2010, compared to approximately $280 million in fiscal year 2009. The company expects to open 3 full-line stores and approximately 15 Nordstrom Rack stores in 2010. In 2011, the company expects to open 2-3 full-line stores and 13-15 Nordstrom Rack stores.
     During the third quarter of 2009, Nordstrom opened the following stores:

Location	Store Name	Square Footage

Full-Line Stores
Cincinnati, Ohio	Kenwood Towne Centre	144,000

Nordstrom Rack Stores
Austin, Texas	Gateway Center	35,000
Los Angeles, California	Beverly Connection	30,000
Maple Grove, Minnesota	Arbor Lakes	34,000
Pasadena, California	Hastings Village	42,000
San Jose, California	Westfield Oakridge	30,000
Southlake, Texas	The Shops of Southlake	36,000
     On November 6, 2009, Nordstrom opened a Nordstrom Rack store at Millenia Crossing in Orlando, Florida. Also in the fourth quarter, the company plans to open a Nordstrom Rack store at Rookwood Pavilion in Cincinnati, Ohio.
Fiscal Year 2009 Outlook
     The company is updating its outlook for the 2009 fiscal year due to the improved performance in the third quarter, as well as the improved outlook for the remainder of the year. For the 2009 fiscal year, Nordstrom expects earnings per diluted share in the range of $1.83 to $1.88, increased from the previous range of $1.50 to $1.65. The company’s revised expectations for fiscal 2009 compared with fiscal 2008 are as follows:

Same-store Sales	6 percent to 7 percent decrease
Credit Card Revenues	$70 to $75 million increase
Gross Profit (%)	10 to 20 basis point increase
Retail Selling, General and Admin. Expense ($)	$15 to $40 million decrease
Credit Selling, General and Admin. Expense ($)	$55to $60 million increase
Total Selling, General and Admin. Expense (%)	80 to 90 basis point increase
Interest Expense, net	$5 to $10 million increase
Effective Tax Rate	36.5 percent to 37.0 percent
Earnings per Diluted Share	$1.83 to $1.88
Diluted Shares Outstanding	219.4 million
Conference Call Information
     The company’s senior management will host a conference call to discuss third quarter results at 4:45 p.m. Eastern Standard Time today. To listen, please dial 517-308-9140 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 402-998-0454 (passcode: 6673) until the close of business on November 19, 2009. Interested parties may also listen to the live call over the Internet by visiting the Investor Relations section of the company’s corporate Web site at http://investor.nordstrom.com. An archived webcast will be available in the Webcasts section through February 10, 2010.
About Nordstrom
     Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 183 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 112 full-line stores, 68 Nordstrom Racks, two Jeffrey boutiques, and one clearance store. Nordstrom also serves customers through its online presence at

http://www.nordstrom.com and through its catalogs. Nordstrom, Inc’s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending January 30, 2010, anticipated annual same-store sales rate, anticipated store openings, anticipated capital expenditures for fiscal year 2010 and trends in company operations. Such statements are based upon current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including but not limited to the impact of deteriorating economic and market conditions and the resultant impact on consumer spending patterns, the company’s ability to respond to the business environment and fashion trends, the company’s ability to safeguard its brand and reputation, effective inventory management, efficient and proper allocation of the company’s capital resources, successful execution of the company’s store growth strategy including the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties, the company’s compliance with applicable banking and related laws and regulations impacting the company’s ability to extend credit to its customers, trends in personal bankruptcies and bad debt write-offs, availability and cost of credit, impact of the current regulatory environment and financial system reforms, changes in interest rates, disruptions in the company’s supply chain, the company’s ability to maintain its relationship with vendors and developers who may be experiencing economic difficulties, the geographic locations of the company’s stores, the company’s ability to maintain its relationships with its employees and to effectively train and develop its future leaders, the company’s compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to the company, successful execution of the company’s information technology strategy, successful execution of the company’s multi-channel strategy, risks related to fluctuations in world currencies, weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns, the effectiveness of planned advertising, marketing, and promotional campaigns, and the company’s ability to control costs. Our SEC reports, including our Form 10-K for the fiscal year ended January 31, 2009 and its Form 10-Q for the fiscal quarter ended August 1, 2009 contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS — 3rd Quarter
(unaudited; amounts in millions, except per share data)

	Quarter	Quarter
	ended	ended
	10/31/09	11/1/08
Net sales	$1,868	$1,805
Credit card revenues	95	74

Total revenues	1,963	1,879
Cost of sales and related buying & occupancy costs	(1,210)	(1,185)
Selling, general and administrative expenses:
Retail stores, direct and other segments	(500)	(490)
Credit segment	(81)	(77)

Earnings before interest and income taxes	172	127
Interest expense, net	(38)	(33)

Earnings before income taxes	134	94
Income tax expense	(51)	(23)

Net earnings	$83	$71

Earnings per share
Basic	$0.38	$0.33
Diluted	$0.38	$0.33

Weighted average shares outstanding
Basic	217.1	215.6
Diluted	220.7	218.1

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS — Year-to-Date
(unaudited; amounts in millions, except per share data)

	Nine months	Nine months
	ended	ended
	10/31/09	11/1/08
Net sales	$5,719	$5,971
Credit card revenues	268	216

Total revenues	5,987	6,187
Cost of sales and related buying & occupancy costs	(3,735)	(3,852)
Selling, general and administrative expenses:
Retail stores, direct and other segments	(1,478)	(1,528)
Credit segment	(250)	(184)

Earnings before interest and income taxes	524	623
Interest expense, net	(105)	(98)

Earnings before income taxes	419	525
Income tax expense	(150)	(192)

Net earnings	$269	$333

Earnings per share
Basic	$1.24	$1.54
Diluted	$1.23	$1.52

Weighted average shares outstanding
Basic	216.5	216.9
Diluted	219.0	219.8

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	10/31/09	1/31/09	11/1/08
Assets
Current assets:
Cash and cash equivalents	$484	$72	$68
Accounts receivable, net	2,016	1,942	1,918
Merchandise inventories	1,193	900	1,278
Current deferred tax assets, net	230	210	196
Prepaid expenses and other	84	93	100

Total current assets	4,007	3,217	3,560
Land, buildings and equipment, net	2,239	2,221	2,215
Goodwill	53	53	53
Other assets	217	170	236

Total assets	$6,516	$5,661	$6,064

Liabilities and Shareholders’ Equity
Current liabilities:
Commercial paper	$—	$275	$102
Accounts payable	980	563	805
Accrued salaries, wages and related benefits	255	214	202
Other current liabilities	520	525	503
Current portion of long-term debt	356	24	425

Total current liabilities	2,111	1,601	2,037
Long-term debt, net	2,259	2,214	2,215
Deferred property incentives, net	470	435	417
Other liabilities	246	201	233
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 217.3, 215.4, and 215.4 shares issued and outstanding	1,051	997	990
Retained earnings	388	223	192
Accumulated other comprehensive loss	(9)	(10)	(20)

Total shareholders’ equity	1,430	1,210	1,162

Total liabilities and shareholders’ equity	$6,516	$5,661	$6,064

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Nine months	Nine months
	ended	ended
	10/31/09	11/1/08
Operating Activities
Net earnings	$269	$333
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of buildings and equipment, net	234	222
Amortization of deferred property incentives and other, net	(31)	(30)
Stock-based compensation expense	24	21
Deferred income taxes, net	(45)	(59)
Tax benefit from stock-based payments	4	4
Excess tax benefit from stock-based payments	(5)	(4)
Provision for bad debt expense	175	106
Change in operating assets and liabilities:
Accounts receivable	(119)	(62)
Merchandise inventories	(264)	(301)
Prepaid expenses and other assets	(13)	18
Accounts payable	401	280
Accrued salaries, wages and related benefits	41	(66)
Other current liabilities	(1)	(83)
Deferred property incentives	86	87
Other liabilities	45	(12)

Net cash provided by operating activities	801	454

Investing Activities
Capital expenditures	(281)	(439)
Change in accounts receivable originated at third parties	(129)	(171)
Other, net	1	2

Net cash used in investing activities	(409)	(608)

Financing Activities
Commercial Paper:
(Repayments) proceeds from commercial paper borrowings, net	(135)	102
Repayment of commercial paper classified as long-term	(140)	—
Proceeds from long-term borrowings, net	399	150
Principal payments on long-term borrowings	(24)	(8)
Decrease in cash book overdrafts	—	(45)
Proceeds from exercise of stock options	15	13
Proceeds from employee stock purchase plan	13	16
Excess tax benefit from stock-based payments	5	4
Cash dividends paid	(104)	(104)
Repurchase of common stock	—	(264)
Other, net	(9)	—

Net cash provided by (used in) financing activities	20	(136)

Net increase (decrease) in cash and cash equivalents	412	(290)
Cash and cash equivalents at beginning of period	72	358

Cash and cash equivalents at end of period	$484	$68

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY SEGMENT
(unaudited; amounts in millions, except percentages)
Retail Stores, Direct and Other Segments
Our Retail Stores segment includes our full-line and Rack stores; our Direct segment includes our online store; and our Other segment includes our product development group and corporate center operations. The following tables summarize the combined results of our Retail Stores, Direct and Other segments for the quarter and nine months ended October 31, 2009 compared with the quarter and nine months ended November 1, 2008:

	Quarter		Quarter
	Ended		Ended
	10/31/09	% of sales[1]	11/1/08	% of sales[1]
Net sales	$1,868	100.0%	$1,805	100.0%
Cost of sales and related buying & occupancy costs	(1,198)	(64.2%)	(1,174)	(65.1%)

Gross profit	670	35.8%	631	34.9%
Other revenues	(1)	N/A	—	N/A
Selling, general and administrative expenses	(500)	(26.8%)	(490)	(27.1%)

Earnings before interest and income taxes	169	9.0%	141	7.8%
Interest expense, net	(27)	(1.5%)	(20)	(1.1%)

Earnings before income taxes	$142	7.6%	$121	6.7%

	Nine Month		Nine Months
	Ended		Ended
	10/31/09	% of sales[1]	11/1/08	% of sales[1]
Net sales	$5,719	100.0%	$5,971	100.0%
Cost of sales and related buying & occupancy costs	(3,698)	(64.7%)	(3,817)	(63.9%)

Gross profit	2,021	35.3%	2,154	36.1%
Other revenues	(1)	N/A	(1)	N/A
Selling, general and administrative expenses	(1,478)	(25.8%)	(1,528)	(25.6%)

Earnings before interest and income taxes	542	9.5%	625	10.5%
Interest expense, net	(74)	(1.3%)	(59)	(1.0%)

Earnings before income taxes	$468	8.2%	$566	9.5%

[1]	Subtotals and totals may not foot due to rounding.

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY SEGMENT
(unaudited; amounts in millions)
Credit Segment
Our Credit segment earns finance charges and late fee income through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit segment for the quarter and nine months ended October 31, 2009 compared with the quarter and nine months ended November 1, 2008:

	Quarter	Quarter
	ended	ended
	10/31/09	11/1/08
Credit card revenues	$96	$74
Interest expense	(11)	(13)

Net credit card income	85	61
Cost of sales — loyalty program	(12)	(11)
Selling, general and administrative expenses:
Operational and marketing expense	(25)	(27)
Bad debt expense	(56)	(50)

Loss before income taxes	$(8)	$(27)

	Nine months	Nine months
	ended	ended
	10/31/09	11/1/08
Credit card revenues	$269	$217
Interest expense	(31)	(39)

Net credit card income	238	178
Cost of sales — loyalty program	(37)	(35)
Selling, general and administrative expenses:
Operational and marketing expense	(75)	(78)
Bad debt expense	(175)	(106)

Loss before income taxes	$(49)	$(41)

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
We use various financial measures in our conference calls, investor meetings, and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our Adjusted Debt to EBITDAR as of October 31, 2009:
Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal today is to manage debt levels at a point which we believe will help us maintain an investment grade credit rating as well as operate with an efficient capital structure for our size, growth plans and industry. Investment grade credit ratings are important to maintaining access to a variety of short-term and long-term sources of funding, and we rely on these funding sources to continue to grow our business. We believe a higher ratio, among other factors, could result in rating agency downgrades. In contrast, we believe a lower ratio would result in a higher cost of capital and could negatively impact shareholder returns. As of October 31, 2009, our Adjusted Debt to EBITDAR was 2.8 compared to 2.3 as of November 1, 2008. The increase was primarily the result of a decrease in earnings before interest and income taxes for the 12 months ended October 31, 2009 compared with the 12 months ended November 1, 2008.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. In addition, Adjusted Debt to EBITDAR does have limitations:
•	Adjusted Debt is our best estimate of the total company debt we would incur if we had purchased the property associated with our operating leases;

•	EBITDAR does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, including leases, or the cash requirements necessary to service interest or principal payments on our debt; and

•	Other companies in our industry may calculate Adjusted Debt to EBITDAR differently than we do, limiting its usefulness as a comparative measure.
To compensate for these limitations, we analyze Adjusted Debt to EBITDAR in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows, capital spending and net earnings. The closest GAAP measure is debt to net earnings, which was 7.8 and 5.0 for the third quarter of 2009 and 2008, respectively. The following is a reconciliation of debt to net earnings and Adjusted Debt to EBITDAR:

	2009[1]	2008[1]
Debt[2]	$2,615	$2,742
Add: rent expense x 8[3]	320	284

Adjusted Debt	$2,935	$3,026

Net earnings	337	545
Add: income tax expense	205	334
Add: interest expense, net	138	128

Earnings before interest and income taxes	680	1,007

Add: depreciation and amortization of buildings and equipment	314	288
Add: rent expense	40	36

EBITDAR	$1,034	$1,331

Debt to Net Earnings	7.8	5.0
Adjusted Debt to EBITDAR	2.8	2.3

[1]	The components of adjusted debt are as of October 31, 2009 and November 1, 2008, while the components of EBITDAR are for the 12 months ended October 31, 2009 and November 1, 2008.

[2]	Debt includes $102 of commercial paper borrowings outstanding as of November 1, 2008. There were no outstanding commercial paper borrowings as of October 31, 2009.

[3]	The multiple of eight times rent expense used to calculate adjusted debt is our best estimate of the debt we would record for our leases which are classified as operating if we had purchased the property.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
We use various financial measures in our conference calls, investor meetings, and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our free cash flow for the nine months ended October 31, 2009 and November 1, 2008:
Free cash flow is one of our key liquidity measures, and we believe that our cash levels are more appropriately analyzed using this measure. Free cash flow is not a measure of liquidity under GAAP and should not be considered a substitute for operating cash flows as determined in accordance with GAAP. In addition, free cash flow does have limitations:
•	Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs; and

•	Other companies in our industry may calculate free cash flow differently than we do, limiting its usefulness as a comparative measure.
To compensate for these limitations, we analyze free cash flow in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows. The closest GAAP measure is net cash provided by operating activities, which was $801 and $454 for the nine months ended October 31, 2009 and November 1, 2008. The following is a reconciliation of our net cash provided by operating activities and free cash flow:

	Nine months	Nine months
	ended	ended
	10/31/09	11/1/08
Net cash provided by operating activities	$801	$454
Less: Capital expenditures	(281)	(439)
Change in accounts receivable originated at third parties	(129)	(171)
Cash dividends paid	(104)	(104)
Decrease in cash book overdrafts	—	(45)

Free cash flow	$287	$(305)